REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of

Merrill Lynch Multi-State Municipal Series Trust:

In planning and performing our audit of the financial statements of Merrill Lynch Florida Municipal Bond Fund, Merrill Lynch New Jersey Municipal Bond Fund, and Merrill Lynch Pennsylvania Municipal Bond Fund, three of the portfolios constituting Merrill Lynch Multi-State Municipal Series Trust (the “Trust”) as of and for the year ended July 31, 2006, (on which we have issued our report dated September 20, 2006 (May 18, 2007 as to Notes 9 and 10)), in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting.  Accordingly, we express no such opinion.

The management of the Trust is responsible for establishing and maintaining effective internal control over financial reporting.  In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.  A fund’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a fund’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the Trust’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the Trust’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Trust’s internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).  In our report to you dated September 20, 2006, we reported that we had identified no deficiencies in the Trust’s internal control over financial reporting and its operation, including controls for safeguarding securities, that we considered to be a material weakness, as defined above, as of July 31, 2006.  However, subsequent to the issuance of that report, we noted the following deficiency in the operation of the Trust’s internal control over financial reporting that we consider to be a material weakness, as defined above, as of July 31, 2006.

The Trust’s controls related to the review and analysis of the relevant terms and conditions of certain transfers of securities did not operate effectively to determine whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  As a result of this material weakness, the statements of assets and liabilities, including the schedules of investments, as of July 31, 2006, the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended for Merrill Lynch Pennsylvania Municipal Bond Fund and for the year ended July 31, 2005 for Merrill Lynch Florida Municipal Bond Fund and Merrill Lynch New Jersey Municipal Bond Fund, and certain financial highlights for each of the five years in the period then ended were restated in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense and the effects on realized and unrealized gains and losses, net.  This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the Trust’s financial statements (as restated) as of and for the year ended July 31, 2006, and this report does not affect our report on such financial statements.

This report is intended solely for the information and use of management and the Board of Trustees of Merrill Lynch Multi-State Municipal Series Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 20, 2006

(May 18, 2007 as to the material weakness described above)